Contacts:
            Community Central Bank Corp., Ray Colonius, CFO - P:586 783-4500
            raycolonius@communitycentralbank.com
            Marcotte Financial Relations, Mike Marcotte - P:248 656-3873
            mike@marcotte.biz

Community Central Bank Corp. Declares Five Cent Per Share Cash Dividend	For Immediate Release

            MT. CLEMENS, Mich., Nov. 19, 2002 -- Community Central Bank Corporation (Nasdaq: CCBD), the holding company for Community Central Bank, today announced the Corporation's third quarterly cash dividend payment for 2002.

            The Board of Directors declared a cash dividend of $0.05 per share, payable January 2, 2003, to shareholders of record December 2, 2002.

            David A. Widlak, Chairman and CEO of Community Central Bank Corporation, said, "The dividend payment reflects the Corporation's solid performance over the past year, the Board's optimism for the balance of 2002, and positive outlook for 2003."

            Mr. Widlak noted that the Corporation last month reported record operating results for the third quarter and first nine months of 2002.

            He also noted that the Corporation has initiated a Direct Stock Purchase and Dividend Reinvestment Plan which enables shareholders to purchase additional shares without brokerage fees and to automatically reinvest dividends in additional shares.

            Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in downtown Mount Clemens in October 1996. The Bank serves businesses and consumers across Macomb and St. Clair counties with a full range of lending and deposit services. The Bank operates a Loan Center in Port Huron, Michigan, serving small to medium-sized businesses in the St. Clair County area, and a mortgage subsidiary, Community Central Mortgage Company, LLC with locations in Mount Clemens, Warren and Dearborn. The Corporation's common shares trade on the Nasdaq National market under the symbol CCBD.

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            Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, changes in interest rate and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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